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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No.  1  )*
                                           -----

                                Jazztel p.l.c.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  47214R-15-2
                        ------------------------------
                                 (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 13 pages

  ---------------------                                     -------------------
  CUSIP NO. 47214R-15-2                 13G                 Page 2 of 13 pages
  ---------------------                                     -------------------

                                 Schedule 13G
                                 ------------

Item 1(a).  Name of Issuer:  Jazztel p.l.c. (the "Issuer").
            --------------

Item 1(b). Address of Issuer's Principal Executive Offices: 4501 Avenida de Europa 14, Parque Empresarial La Moraleja, 28108 Alcobendas, Madrid, Spain

Item 2(a)   Names of Persons Filing: Spectrum III Offshore Holdings Corporation
            -----------------------
            ("SIMF LP"), Spectrum Equity Investors III, L.P. ("SEI III LP"), and Spectrum III Investment Managers Fund, L.P. ("SIMF LP"). The officers and directors of SIII Off are Messrs. Brion B. Applegate, William P. Collatos, Kevin J. Maroni, and Randy J. Henderson The sole general partner of SEI III LP is Spectrum Equity Associates III, L.P. ("SEA III LP"), and Messrs. Brion B. Applegate,
            William P. Collatos, kevin J. Maroni, Randy J. Henderson and Neal M. Douglas (the "General Partners"), each of whom is a general partner of SEA III LP and Messrs. Brion B. Applegate, William P. Collatos, Kevin J. Maroni, and Randy J. Henderson (the "General Partners
            II"), each of whom is a general partner of SIMF LP. The persons named in this paragraph are sometimes referred to herein individually as a "Reporting person" and collectively as the "Reporting Persons".

Item 2(b).  Address of Principal Business Office or, if None, Residence: The
            -----------------------------------------------------------
            principal business office of SIII Off is Craigmuir Chambers, PO Box 71, Road Town, Tortola, BVI. The principal business office of the SEI III LP, SEA III LP, SIMF LP, and William P. Collatos and Kevin
            J. Maroni is One International Place, 29th Floor, Boston, Massachusetts, 02110. The principal business office of Brion B. Applegate, Randy J. Henderson and Neal M. Douglas is 333 Middlefield Road, Suite 200, Menlo Park, California, 94025.

Item 2(c).  Citizenship: SIII Off is a corporation organized in the British
            -----------
            Virgin Islands and each director is a United States citizen. Each of SEI III LP, SEA III LP and SIMF LP are limited partnerships formed under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

Item 2(d).  Title of Class of Securities: Common Stock, $.01 par value per
            ----------------------------
            share.

Item 2(e).  CUSIP Number:  47214R-15-2
            ------------

Item 3.     If this statement if filed pursuant to Rules 13d-1(b), or 13d-2(b),
            -------------------------------------------------------------------
            check whether the person filing is a:
            -------------------------------------

            (a) [ ] Broker or Dealer registered under Section 15 of the
                    Securities Exchange Act of 1934 (the "Act").

            (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

            (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

            (d) [ ] Investment Company registered under Section 8 of the
                    Investment Company Act of 1940.

            (e) [ ] Investment Advisor registered under Section 203 of the
                    Investment Advisers Act of 1940.

            (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(f) of the Act.

                              Page 2 of 13 pages

  ---------------------                                     -------------------
  CUSIP NO. 47214R-15-2                 13G                 Page 3 of 13 pages
  ---------------------                                     -------------------

            (g) [ ] Parent Holding Company, in accordance with Rule
                    13d-1(b)(ii)(G) of the Act.

            (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the
                    Act.

       Not Applicable.

Item 4.  Ownership.
         ---------

         Not Applicable.

Item 5.  Ownership of Five Percent or Less of a Class.
         --------------------------------------------

         [ x ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
         ---------------------------------------------------------------

         Not Applicable.

Item 7.  Identification and Classification of the Subsidiary which Acquired the
         ----------------------------------------------------------------------
         Security Being Reported on By the Parent Holding Company.
         --------------------------------------------------------

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.
         ---------------------------------------------------------

         Not Applicable.

Item 9.  Notice of Dissolution of Group.
         ------------------------------

         Not Applicable.

Item 10. Certification.
         -------------
         Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

                              Page 3 of 13 pages

  ---------------------                                     -------------------
  CUSIP NO. 47214R-15-2                 13G                 Page 4 of 13 pages
  ---------------------                                     -------------------

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 14, 2001


                                           SPECTRUM III OFFSHORE
                                           HOLDINGS CORPORATION


                                                By: /s/ William P. Collatos
                                                   -------------------------
                                                   Director

                              Page 4 of 13 pages

  ---------------------                                     -------------------
  CUSIP NO. 47214R-15-2                 13G                 Page 5 of 13 pages
  ---------------------                                     -------------------


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 14, 2001


                                        SPECTRUM EQUITY INVESTORS III, L.P.

                                        By: Spectrum Equity Associates III, L.P.
                                            Its Sole General Partner

                                            By: /s/ William P. Collatos
                                               -------------------------
                                               General Partner

                              Page 5 of 13 pages

  ---------------------                                     -------------------
  CUSIP NO. 47214R-15-2                 13G                 Page 6 of 13 pages
  ---------------------                                     -------------------


                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 14, 2001


                                           SPECTRUM EQUITY ASSOCIATES III, L.P.


                                            By: /s/ William P. Collatos
                                               -------------------------
                                               General Partner

                              Page 6 of 13 pages

  ---------------------                                     -------------------
  CUSIP NO. 47214R-15-2                 13G                 Page 7 of 13 pages
  ---------------------                                     -------------------


                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 14, 2001


                                           SPECTRUM III INVESTMENT MAGAGERS
                                           FUND, L.P.


                                            By: /s/ William P. Collatos
                                               ---------------------------
                                               General Partner

                              Page 7 of 13 pages

  ---------------------                                     -------------------
  CUSIP NO. 47214R-15-2                 13G                 Page 8 of 13 pages
  ---------------------                                     -------------------



                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 14, 2001




                                            /s/ Brion B. Applegate
                                           -------------------------------
                                           Brion B. Applegate


                              Page 8 of 13 pages

  ---------------------                                     -------------------
  CUSIP NO. 47214R-15-2                 13G                 Page 9 of 13 pages
  ---------------------                                     -------------------


                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 14, 2001



                                             /s/ William P. Collatos
                                            ------------------------------
                                            William P. Collatos

                              Page 9 of 13 pages

  ---------------------                                     -------------------
  CUSIP NO. 47214R-15-2                 13G                 Page 10 of 13 pages
  ---------------------                                     -------------------



                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 14, 2001




                                             /s/ Kevin J. Maroni
                                            ------------------------------
                                            Kevin J. Maroni

                              Page 10 of 13 pages

  ---------------------                                     -------------------
  CUSIP NO. 47214R-15-2                 13G                 Page 11 of 13 pages
  ---------------------                                     -------------------



                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 14, 2001




                                             /s/ Randy J. Henderson
                                            ------------------------------
                                            Randy J. Henderson


                              Page 11 of 13 pages

  ---------------------                                     -------------------
  CUSIP NO. 47214R-15-2                 13G                 Page 12 of 13 pages
  ---------------------                                     -------------------


                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 14, 2001



                                             /s/ Neal M. Douglas
                                            ------------------------------
                                            Neal M. Douglas




                              Page 12 of 13 pages

  ---------------------                                     -------------------
  CUSIP NO. 47214R-15-2                 13G                 Page 13 of 13 pages
  ---------------------                                     -------------------

                                                                       Exhibit 1
                                                                       ---------


                                   AGREEMENT
                                   ---------

  Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the beneficial ownership by each of the undersigned of shares of stock of Jazztel p.l.c.

Executed this 14th day of February 2001.

                                        SPECTRUM III OFFSHORE
                                        HOLDINGS CORPORATION

                                        By: /s/ William P. Collatos
                                           ----------------------------
                                           Director


                                        SPECTRUM EQUITY INVESTORS III, L.P.

                                        By: Spectrum Equity Associates III, L.P.
                                            Its Sole General Partner

                                           By: /s/ William P. Collatos
                                              ------------------------
                                              General Partner

                                        SPECTRUM EQUITY ASSOCIATES III, L.P.

                                        By: /s/ William P. Collatos
                                           ---------------------------
                                           General Partner

                                        SPECTRUM III INVESTMENT MANAGERS
                                        FUND, L.P.

                                        By: /s/ William P. Collatos
                                           ---------------------------
                                           General Partner

                                         /s/ Brion B. Applegate
                                        -------------------------------
                                        Brion B. Applegate


                                         /s/ William P. Collatos
                                        -------------------------------
                                        William P. Collatos


                                         /s/ Kevin J. Maroni
                                        -------------------------------
                                        Kevin J. Maroni


                                         /s/ Randy J. Henderson
                                        -------------------------------
                                        Randy J. Henderson


                                         /s/ Neal M. Douglas
                                        -------------------------------
                                        Neal M. Douglas